As filed with the Securities and Exchange Commission on July 7, 1994
                                              REGISTRATION NO.  33-




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          BATTLE MOUNTAIN GOLD COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
               NEVADA                                 76-0151431
   (STATE OR OTHER JURISDICTION OF       (I.R.S. EMPLOYER IDENTIFICATION NO.)
   INCORPORATION OR ORGANIZATION)
                           333 CLAY STREET, 42ND FLOOR
                             HOUSTON, TEXAS   77002
                                 (713) 650-6400
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ROBERT J. QUINN
                       VICE PRESIDENT AND GENERAL COUNSEL
                          BATTLE MOUNTAIN GOLD COMPANY
                           333 CLAY STREET, 42ND FLOOR
                             HOUSTON, TEXAS   77002
                                 (713) 650-6400
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                    INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:
                                C. MICHAEL WATSON
                              BAKER & BOTTS, L.L.P.
                              3000 ONE SHELL PLAZA
                              HOUSTON, TEXAS  77002
                                 (713) 229-1542

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective as determined by market conditions.

       If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check
the following box.   / /


       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection
with dividend or interest reinvestment plans, check the following box.   /x/


                         CALCULATION OF REGISTRATION FEE

                                           PROPOSED     PROPOSED
                                           MAXIMUM      MAXIMUM
  TITLE OF EACH CLASS OF                   OFFERING    AGGREGATE     AMOUNT OF
     SECURITIES TO BE     AMOUNT TO BE    PRICE PER     OFFERING    REGISTRATION
        REGISTERED         REGISTERED      UNIT(2)     PRICE (2)        FEE

COMMON STOCK, PAR VALUE
  $0.10 PER SHARE (1).....   435,897       $10.125     $4,413,457       $1,522

(1) Includes the preferred stock purchase rights associated with the Common Stock.

(2) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee based upon the average of the high and low prices reported on the New York Stock Exchange Composite Tape on July 1, 1994.

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

*******************************************************************************
* INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A       *
* REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE *
* SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR    *
* MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT  *
* BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR *
* THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE    *
* SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE  *
* UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS   *
* OF ANY SUCH STATE.                                                          *
*******************************************************************************

                    SUBJECT TO COMPLETION, DATED JULY 7, 1994
PROSPECTUS

                                 435,897 SHARES

                          BATTLE MOUNTAIN GOLD COMPANY

                                  COMMON STOCK
                           (PAR VALUE $0.10 PER SHARE)

       The 435,897 shares (the "Shares") of common stock, par value $0.10 per share (the "Common Stock"), of Battle Mountain Gold Company, a Nevada corporation ("BMG"), offered hereby are being sold by Crown Resources Corporation, Crown Resource Corp. of Colorado and Gold Texas Resources U.S., Inc.(collectively, "Crown" or the "Selling Security Holder"). See "Selling Security Holder". BMG will not receive any part of the proceeds of the sale of the Shares.

       Sales of the Shares by the Selling Security Holder may be made from time to time in one or more transactions, including block transactions, on the New York Stock Exchange, The Toronto Stock Exchange, the Australian
Stock Exchange Limited, the Swiss Stock Exchanges, the Frankfurt Stock Exchange or any other exchange on which the Common Stock may be admitted for trading (the "Exchanges") pursuant to and in accordance with the applicable rules of the Exchanges, in negotiated transactions or in a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares will be offered directly, through agents designated from time to time, or through brokers or dealers. A member firm of an Exchange may be engaged to act as the Selling Security Holder's agent in the sale of Shares by the Selling Security Holder. To the extent required, specific information regarding the Shares will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution". The Selling Security Holder and any brokers, dealers, agents or others that participate with the Selling Security Holder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by such persons and any profit on the resale of the Shares purchased by such persons may be deemed to be underwriting commissions or discounts under the Securities Act. BMG has agreed to indemnify the Selling Security Holder against certain liabilities, including liabilities under the Securities
Act. See "Plan of Distribution".

       The outstanding Common Stock, including the Shares, is listed on the New York Stock Exchange, The Toronto Stock Exchange, the Australian Stock Exchange Limited, the Swiss Stock Exchanges and the Frankfurt Stock Exchange under the symbol "BMG". On July 1, 1994, the closing sales price of the Common Stock as reported on the New York Stock Exchange Composite Tape was $10 1/4 per share.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                                 ---------

              The date of this Prospectus is                , 1994

       NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BMG OR BY THE SELLING SECURITY HOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BMG SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              AVAILABLE INFORMATION

       BMG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), which can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; and at the regional offices of the Commission at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information concerning BMG also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

       BMG has filed with the Commission a Registration Statement (the "Registration Statement") under the Securities Act with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to BMG and such Shares, reference is made to such Registration Statement and to the exhibits thereto.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents, which have been filed by BMG with the Commission pursuant to the Exchange Act (File No. 1-9666), are incorporated in this Prospectus by reference and shall be deemed to be a part hereof:

            (a) BMG's Annual Report on Form 10-K for the year ended December 31, 1993;

            (b) BMG's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994;

            (c) The description of the Common Stock contained in BMG's Registration Statement on Form 8-A dated August 12, 1987 (as amended by a Form 8 dated April 25, 1991); and

            (d) The description of the preferred stock purchase rights associated with the Common Stock contained in BMG's Registration Statement on Form 8-A dated November 15, 1988 (as amended by a Form 8 dated November 29, 1988).

       All documents filed by BMG pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus, in a supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed supplement to this Prospectus or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       BMG hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to BMG at its principal executive offices located at 333 Clay Street, 42nd Floor, Houston, Texas 77002, Attention: Secretary (telephone number: (713) 650-6400).

                                     2
                                THE COMPANY

       BMG and its consolidated subsidiaries (collectively, the "Company") are engaged primarily in the mining and processing of gold and silver ore in the United States, Bolivia, Chile and Australia and in exploration and evaluation of gold and silver properties in the United States, Australia, Latin America and the South Pacific. For 1993, the Company produced approximately 474,000 ounces of gold and approximately 2.2 million ounces of silver (of which BMG's attributable share was approximately 400,000 ounces of gold and approximately 1.8 million ounces of silver). BMG was incorporated in Nevada in 1985.

       The Company's operating properties include the Battle Mountain complex in Nevada, the San Luis mine in Colorado, the Pajingo and Red Dome mines in Queensland, Australia, the San Cristobal mine in Chile and the Kori Kollo mine in Bolivia. BMG owns 88 percent of the outstanding common equity of Empresa Minera Inti Raymi S.A., a Bolivian company which owns and operates the Kori Kollo mine. BMG also owns approximately 52.6 percent of the outstanding common equity of Niugini Mining Limited, a Papua New Guinea company. Niugini Mining Limited owns and operates the San Cristobal and Red Dome mines and, as of June 30, 1994, had a 20 percent interest in a joint venture for the proposed development of the Lihir gold project in Papua New Guinea.

       The Company's principal executive offices are located at 333 Clay Street, 42nd Floor, Houston, Texas 77002, and its telephone number at such address is (713) 650-6400.

                                  CAPITAL STOCK

       As of the date hereof, BMG is authorized by its Restated Articles of Incorporation to issue 200,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). As of June 30, 1994, there were 2,299,980 shares of $3.25 Convertible Preferred Stock (the "Convertible Preferred Stock") issued and outstanding and an additional 2,000,000 shares of Preferred Stock designated by the Board of Directors of BMG as Series A Junior Participating Preferred Stock (the "Series A Preferred Stock"). Shares of Series A Preferred Stock have been initially reserved for issuance upon exercise of the Rights hereinafter described. See " -- Description of Preferred Stock -- Series A Preferred Stock". On June 30, 1994, there were
(i) 80,850,886 shares of Common Stock issued and outstanding and (ii) 4,848,485 shares and 10,952,505 shares of Common Stock reserved for issuance upon conversion of the Company's 6% Convertible Subordinated Debentures due 2005 and of the Convertible Preferred Stock, respectively. In addition, as of June 30, 1994, 11,557,224 shares of Common Stock were authorized and remained available for issuance under BMG's stock option plans and other employee benefit plans. Also, see "Contemporaneous Registration of Securities".

       BMG's committed revolving credit facility contains certain restrictions limiting the amount of dividends and other distributions BMG may pay based on certain measures of BMG's financial performance, applied on a cumulative basis from the original date of such facility. As of May 31, 1994, cumulative restriction levels on such dividends and distributions exceeded cumulative dividends paid or declared by $120.8 million.

DESCRIPTION OF COMMON STOCK

       Subject to the prior rights of any shares of Preferred Stock that may from time to time be outstanding, holders of Common Stock are entitled to share ratably in such dividends as may be lawfully declared by the Board of Directors and paid by BMG and, in the event of liquidation, dissolution or winding up of BMG, are entitled to share ratably in all assets remaining after payment of liabilities.

       The Common Stock is entitled to one vote per share held of record on each matter submitted to a vote of stockholders. The holders of Common Stock have no preemptive rights to purchase any securities of BMG or cumulative voting rights. Preferred stock purchase rights are issuable in respect of all shares of Common Stock issued prior to certain events. See "
- -- Description of Preferred Stock -- Series A Preferred Stock". All outstanding shares of Common Stock are validly issued, fully paid and nonassessable. BMG is not prohibited by its Restated Articles of Incorporation from repurchasing shares of its Common Stock. Any such repurchases would be subject to any limitations on the amount available for such purpose under applicable corporate law, any applicable restrictions under the terms of any outstanding Preferred Stock or indebtedness and, in the case

                                     3
of market purchases, such restrictions on the timing, manner and amount of such purchases as might apply in the circumstances under applicable securities laws.

       The outstanding Common Stock, including the Shares, is listed on the New York Stock Exchange, The Toronto Stock Exchange, the Australian Stock Exchange Limited, the Swiss Stock Exchanges and the Frankfurt Stock Exchange under the symbol "BMG".

       The transfer agent, registrar and dividend disbursing agent for the Common Stock is The Bank of New York.

DESCRIPTION OF PREFERRED STOCK

       BMG's Board of Directors is authorized, without any further vote or action by BMG's stockholders, to divide the Preferred Stock into series and, with respect to each series, to determine the dividend rights, dividend rates, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), redemption rights and terms, liquidation preferences, sinking fund rights and terms, the number of shares constituting the series and the designation of each series.

       CONVERTIBLE PREFERRED STOCK. Holders of shares of Convertible Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of BMG, an annual cash dividend of $3.25 per share, payable in equal quarterly installments. Except as required by law or as described in the next sentence, holders of shares of Convertible Preferred Stock have no voting rights. Whenever dividends on the Convertible Preferred Stock are in arrears for at least six full quarterly dividends, holders of the Convertible Preferred Stock will be entitled (voting separately as a class together with holders of shares of any one or more other series of capital stock of BMG ranking on a parity with the Convertible Preferred Stock as to dividends and having like voting rights) to elect two additional directors until such dividend arrearage is eliminated. Each share of Convertible Preferred Stock is convertible at any time, at the option of the holder, into shares of Common Stock at a conversion rate of 4.762 shares of Common Stock for each share of Convertible Preferred Stock, subject to adjustment under certain circumstances. The Convertible Preferred Stock is redeemable at any time on and after May 15, 1996, at the option of BMG, in whole or in part, for shares of Common Stock at a redemption price of $52.275 per share of Convertible Preferred Stock, and thereafter at prices decreasing ratably annually to $50.00 per share on or after May 15, 2003, plus accrued and unpaid dividends. The number of shares of Common Stock to be issued upon the redemption of any share of Convertible Preferred Stock will be equal to the then-current redemption price divided by the lower of (i) the average of the daily closing prices of the Common Stock for the 20 consecutive trading days immediately preceding the first business day immediately preceding the date of any applicable redemption notice or (ii) the closing price of the Common Stock on the trading day immediately preceding the first business day immediately preceding the date of any applicable redemption notice. At no time is the Convertible Preferred Stock redeemable for cash.

       In the event of any liquidation, dissolution or winding up of BMG, the holders of shares of Convertible Preferred Stock are entitled to receive a liquidation preference of $50.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of Common Stock or any other stock that ranks junior to the Convertible Preferred Stock as to liquidation rights. The holders of Convertible Preferred Stock and all series or classes of BMG's stock that rank on a parity as to liquidation rights with the Convertible Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon.

       The Convertible Preferred Stock is listed for trading on the New York Stock Exchange. The registrar, transfer agent, conversion agent and dividend disbursing agent for the Convertible Preferred Stock is The Bank of New York.

       SERIES A PREFERRED STOCK. On November 10, 1988, the Board of Directors of BMG declared a dividend of one Right (a "Right") for each outstanding share of Common Stock to stockholders of record at the close of business on November 21, 1988. Rights are issuable in respect of all shares of Common Stock issued after such record date but prior to the earliest of
(i) the Distribution Date (as defined below), (ii) the date on which the Rights are redeemed as provided below and (iii) November 10, 1998. Each Right entitles the registered holder

                                     4
to purchase from BMG a unit consisting of one one-hundredth of a share (a "Unit") of Series A Preferred Stock, at a purchase price of $60 per Unit, subject to adjustment (the "Purchase Price").

       Initially, the Rights are attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates have been distributed. The Rights will separate from the Common Stock and a "Distribution Date" will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20 percent or more of the outstanding shares of Common Stock (the date of the announcement being the "Stock Acquisition Date") or (ii) 10 business days (or such later date as may be determined by BMG's Board of Directors before the Distribution Date occurs) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 30 percent or more of such outstanding shares of Common Stock. The Rights are not exercisable until the Distribution Date and will expire at the close of business on November 10, 1998, unless earlier redeemed by BMG as described below.

       In the event that (i) BMG is the surviving corporation in a merger with an Acquiring Person and the Common Stock is not changed or exchanged,
(ii) a person becomes the beneficial owner of 30 percent or more of the then outstanding shares of Common Stock (except pursuant to a tender or exchange offer for all outstanding shares of Common Stock at a price and on terms that a majority of the independent directors of BMG determines to be fair to and otherwise in the best interests of BMG and its stockholders),
(iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement specifying the terms of the Rights (the "Rights Agreement") or (iv) during such time as there is an Acquiring Person, an event involving BMG or a subsidiary of BMG occurs that results in such Acquiring Person's ownership interest being increased by more than one percent (E.G., a reverse stock split), at any time following the Distribution Date, each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of BMG) having a value equal to two times the exercise price of the Right. The exercise price is the Purchase Price multiplied by the number of Units issuable upon exercise of the Right prior to the event described in this paragraph (initially, one). Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or by certain related parties) will be null and void. However, Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable by BMG as set forth below.

       In the event that, on or after the Stock Acquisition Date, (i) BMG is acquired in a merger or other business combination transaction (other than a merger described in the preceding paragraph or a merger which follows an offer described in the preceding paragraph) or (ii) 50 percent or more of BMG's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

       At any time until 10 days following the Stock Acquisition Date, BMG may redeem the Rights in whole, but not in part, at a price of $0.01 per Right, payable, at the option of BMG, in cash, shares of Common Stock or such other consideration as the Board of Directors may determine. The Rights may have certain antitakeover effects, including deterring someone from acquiring control of the Company in a manner or on terms not approved by the Board of Directors of BMG. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of BMG.

       Any shares of Series A Preferred Stock that may be issued upon exercise of the Rights will be nonredeemable. The holders of shares of Series A Preferred Stock will be entitled to receive, when, as and if declared, a preferential quarterly dividend in an amount per share effectively equal to the greater of $2.00 per share or 100 times any cash or noncash dividend or other distribution declared on the Common Stock (other than dividends payable in shares of Common Stock), in like kind. In the event of liquidation, the holders of the Series A Preferred Stock will be entitled to receive a liquidation payment per share in an amount effectively equal to the greater of $100 per share or 100 times the per share amount distributed to holders of Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, the holder of the shares of Series A Preferred Stock will be entitled to receive per share 100 times the amount received per share of Common Stock. Holders of Series A Preferred Stock will have 100 votes per

                                     5
share of Series A Preferred Stock and, except as otherwise provided in the Restated Articles of Incorporation of BMG or required by law, shall vote together with holders of Common Stock as a single class. The rights of the Series A Preferred Stock as to dividends, liquidation and voting are protected by antidilution provisions. Whenever dividend payments on the Series A Preferred Stock are in arrears, BMG will not (i) purchase or redeem any shares of Series A Preferred Stock or shares ranking on a parity with respect to the Series A Preferred Stock except in accordance with a purchase offer to all holders, (ii) declare or pay dividends on or purchase or redeem any shares of stock ranking junior to the Series A Preferred Stock or (iii) declare or pay dividends on or purchase or redeem any shares of stock ranking on a parity with the Series A Preferred Stock except dividends paid ratably on the Series A Preferred Stock and all such parity stock and except purchases or redemptions of such parity stock in exchange for junior stock. If dividend payments on the Series A Preferred Stock are in arrears for six quarters, the holders of the Series A Preferred Stock (altogether with holders of any other Preferred Stock with similar rights) will have the right to elect two directors of BMG.

OTHER MATTERS

       ANTITAKEOVER PROVISIONS. The Restated Articles of Incorporation and the Amended Bylaws of BMG contain certain provisions that might be characterized as antitakeover provisions. Such provisions may render more difficult certain possible takeover proposals to acquire control of BMG and make removal of management of BMG more difficult.

       PROVISIONS OF THE RESTATED ARTICLES OF INCORPORATION AND BYLAWS. The Restated Articles of Incorporation and the Amended Bylaws of BMG set the number of directors at a minimum of three and a maximum of 12, as may be fixed from time to time by resolution of the entire Board of Directors, and provide that the membership of the classified Board of Directors shall be divided into three classes, as nearly equal in number as possible, each of which serves for three years, with each class' term ending in a successive year. Under the General Corporation Law of Nevada (the "GCLN"), any director may be removed from office upon the vote of stockholders representing not less than two-thirds of the issued and outstanding capital stock entitled to voting power, unless a corporation's articles require the concurrence of a larger percentage of the stock entitled to voting power. As permitted by the GCLN, BMG's Restated Articles of Incorporation provide that a director may be removed from office without cause only by the affirmative vote of the holders of not less than 80 percent of the number of shares of Common Stock then outstanding.

       Pursuant to BMG's Restated Articles of Incorporation, the vote of holders of 80 percent of the voting power of all stock of BMG entitled to vote in elections of directors (excluding stock entitled so to be voted only upon the happening of some contingency unless such contingency shall have occurred and is continuing) is required for approval of, with certain exceptions, a merger or consolidation of BMG with or into another corporation, a sale or lease of all or substantially all the assets of BMG to another corporation, person or entity and, under certain conditions, a sale or lease to BMG of assets in exchange for voting securities (or securities convertible into or exchangeable for voting securities) of BMG or any of its subsidiaries, in each case where the other party to the transaction is the beneficial owner, directly or indirectly, of 5 percent or more of the outstanding shares of any class or series of voting stock of BMG. In addition, for any transaction to be effected for which the foregoing 80 percent vote is required, it is also required that such transaction be approved by a majority of the outstanding voting power of the voting stock of BMG, exclusive of the voting stock beneficially owned, directly or indirectly, by the party whose interest in the transaction and stock ownership in BMG gives rise to the requirement of the 80 percent vote. The foregoing requirements described in this paragraph do not apply to a transaction if (i) the Board of Directors of BMG has approved a memorandum of understanding with respect to such transaction with the other party to the transaction prior to the time the 5 percent beneficial ownership position is acquired or (ii) the transaction is made with a corporation of which 50 percent or more of its outstanding voting stock is beneficially owned, directly or indirectly, by BMG.

       As permitted by the GCLN, the Restated Articles of Incorporation of BMG provide that no action may be taken by stockholders without a meeting except by the unanimous written consent of all stockholders entitled to vote on such action. Special meetings of stockholders may be called only by a majority of the Board of Directors, the Chairman of the Board or the President of BMG.

       The Restated Articles of Incorporation of BMG require approval of at least 80 percent of the total voting power of the voting stock of BMG and approval of the holders of at least a majority of the voting power

                                     6
of the voting stock of BMG exclusive of all voting stock of BMG owned by beneficial owners of 5 percent or more of the outstanding shares of any class or series of voting stock of BMG to effect an amendment or repeal of, or the adoption of any provision inconsistent with, the provisions of such articles relating to (i) the alteration, amendment or repeal of the Amended Bylaws of BMG by stockholders, (ii) the organization and powers of the Board of Directors and the nomination, election and removal of directors,
(iii) stockholder action without meetings and the calling of special stockholder meetings or (iv) the affirmative vote required for approval of the transactions described in the preceding paragraph between BMG and beneficial owners of 5 percent or more of the outstanding shares of any class or series of voting stock of BMG. The Restated Articles of Incorporation of BMG also require the same affirmative vote for the amendment or repeal of the foregoing provision.

       The Restated Articles of Incorporation and the Amended Bylaws of BMG provide that the Amended Bylaws may be altered, amended or repealed by the stockholders only by the affirmative vote of at least 80 percent of the voting power of all shares of BMG represented at any regular meeting of stockholders (or at any special meeting thereof duly called for that purpose) and entitled to vote generally in the election of directors, voting together as a class.

       The ability of the Board of Directors to determine the preferences, relative rights, qualifications and restrictions of the Preferred Stock and to issue Preferred Stock without stockholder approval could have an antitakeover effect.

       The Board of Directors has adopted a preferred stock purchase rights plan which has an antitakeover effect. See " -- Description of Preferred Stock -- Series A Preferred Stock" for a description of the plan.

       BMG's committed revolving credit facility provides that it is an event of default thereunder if during any period of up to 24 consecutive months, individuals who at the beginning of such 24-month period were directors of BMG shall cease for any reason to constitute a majority of the Board of Directors of BMG.

       NEVADA CORPORATION LAW. Sections 78.378 ET SEQ. of the Nevada corporation law generally disallow the exercise of voting rights with respect to "control shares" of an "issuing corporation" held by an "acquiring person", unless such voting rights are conferred by a majority vote of the disinterested stockholders. "Control shares" are the voting shares of an issuing corporation acquired in connection with the acquisition of a "controlling interest". "Controlling interest" is defined in terms of threshold levels of voting share ownership, which thresholds, whenever each may be crossed, trigger application of the voting bar with respect to the shares newly acquired. The issue of voting rights is presented at the next annual or special meeting of stockholders after the acquisition in question, unless a special meeting of stockholders is requested sooner by the acquiring person. At such meeting, the votes of an "interested stockholder" are not counted towards the majority approval requirement under this statute. In the event that the control shares are accorded full voting rights (but only if the acquiring person has acquired a majority voting interest in the issuing corporation), any stockholder, other than the acquiring person, who has not voted in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of his shares. Such right of payment may, however, be expressly withdrawn by the corporate charter or bylaws. Any charter or bylaw amendment withdrawing such right must be adopted prior to the 10th day following the acquisition of a controlling interest. In the event that the control shares are not accorded full voting rights, the issuing corporation may call for redemption of all, but not less than all, of the control shares at the average price paid for such shares, but only if the corporate charter or bylaws expressly permit such redemption. Any charter or bylaw amendment providing for such right of redemption must be adopted prior to the 10th day following the acquisition of a controlling interest.

       BMG is subject to Sections 78.411, ET SEQ. of the Nevada corporation law, which generally prohibit a publicly held Nevada corporation from engaging in any "combination" with an "interested stockholder" for three years after the date the interested stockholder became an interested stockholder unless, prior to that date, either the combination or the purchase of shares that resulted in the interested stockholder's becoming such is approved by the board of directors of the corporation. An "interested stockholder" is a person who, together with affiliates and associates, is the beneficial owner (or within the previous three years was the beneficial owner) of 10 percent or more of the voting power of the corporation's outstanding voting shares. A "business combination" generally includes mergers, asset sales and share issuances above threshold sizes, and certain other transactions resulting in financial benefit to the interested stockholder. Even after the expiration of the three year period in which such business combinations with an interested stockholder are prohibited, a corporation may not engage in a business

                                     7
combination with an interested stockholder unless, in addition to meeting applicable requirements of the corporation's articles of incorporation, either
(1) the combination is approved by the affirmative vote of a majority of the outstanding voting power of the corporation not beneficially owned by the interested stockholder (or affiliates or associates) called not earlier than the end of such three year period or (2) certain requirements for the minimum consideration payable to holders other than the disinterested holder are met (based on the higher of (a) the highest price per share paid by the interested stockholder within prescribed periods and (b) the market value per share on the date of announcement of the transaction or the date the interested stockholder became such (in each case plus an amount based on an interest factor net of certain dividends) and (c) in the case of a class other than common stock, the highest preferential amount payable upon liquidation).

       DIRECTOR AND OFFICER LIABILITY PROVISIONS. The Restated Articles of Incorporation of BMG eliminate the personal liability of each director and officer of BMG to BMG or any of its stockholders for damages resulting from breaches of fiduciary duty as a director or officer involving any act or omission of any such director or officer occurring on or after April 28, 1987. The Restated Articles of Incorporation of BMG do not limit or eliminate the liability of a director or officer for actions or omissions involving intentional misconduct, fraud, a knowing violation of law or payment of an unlawful dividend.

       GENERAL. The summary references above regarding the Restated Articles of Incorporation and the Amended Bylaws of BMG, filed as exhibits to the Registration Statement of which this Prospectus is a part, do not purport to be complete and are qualified in their entirety by reference to the Restated Articles of Incorporation and the Amended Bylaws of BMG.

                   CONTEMPORANEOUS REGISTRATIONS OF SECURITIES

       BMG has filed with the Commission a registration statement on Form S-3 to register the offering by BMG of (i) unsecured debt securities ("Debt Securities") consisting of debentures, notes and/or other evidences of unsecured indebtedness in one or more series, (ii) shares of Preferred Stock, in one or more series, or fractional interests in shares of Preferred Stock represented by depositary shares, (iii) shares of Common Stock, or (iv) warrants to purchase Debt Securities, Preferred Stock or Common Stock, or any combination of the foregoing, at an aggregate initial offering price not to exceed $200,000,000, or its equivalent if some or all of such securities are denominated in one or more foreign currencies, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale. Such registration statement was declared effective by the Commission on February 9, 1994. As of the date of this Prospectus, BMG has no specific plans for the issuance of any securities under such registration statement.

                             SELLING SECURITY HOLDER

       This Prospectus covers offers from time to time by the Selling Security Holder (and its permitted transferees) of all Shares owned by it. Crown Resource Corp. of Colorado and Gold Texas Resources U.S., Inc. are wholly owned subsidiaries of Crown Resources Corporation. As of June
30, 1994, Crown was the beneficial owner of 435,897 shares of Common Stock, which represents less than one percent of the Common Stock currently outstanding.

       At an aggregate cost of $10 million, BMG acquired in 1991 an option to earn a 51 percent joint venture interest in the Crown Jewel project near Oroville, Washington from Crown. The project is within approximately 9,000 acres of land in northeastern Washington state consisting of patented, unpatented and lease holdings. In order to earn the interest, BMG will have to fund, on a nonreimbursable basis, all expenditures for exploration, evaluation and development of the project through commencement of commercial production. BMG announced the decision to develop the Crown Jewel project in 1992, subject to obtaining requisite permits. BMG is proceeding with permitting of the Crown Jewel project. On May 6, 1994, BMG and Crown entered into an agreement (the "Agreement") pursuant to which, among other things, the co-venturers resolved outstanding contractual issues. Pursuant to the Agreement, BMG also acquired the right to earn an additional 3 percent joint venture interest in the Crown Jewel project. The consideration paid by BMG to Crown for the additional earned-in right was $4.25 million in cash and the Shares. As a result of the Agreement, BMG has the right to earn a 54 percent interest in the project. The 3 percent additional interest will apply only until the joint venture recovers 1.6 million ounces of gold from the project, at which time BMG's interest will revert to 51 percent. For additional information regarding the terms of the issuance of the Shares, see "Plan of Distribution--Original Issuance of the Shares."

                                     8
                              PLAN OF DISTRIBUTION

GENERAL

       Sales of the Shares by the Selling Security Holder may be made from time to time in one or more transactions, including block transactions, on the Exchanges pursuant to and in accordance with the applicable rules of the Exchanges, in negotiated transactions or in a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares will be offered directly, through agents designated from time to time, or through brokers or dealers. A member firm of an Exchange may be engaged to act as the Selling Security Holder's agent in the sale of Shares by the Selling Security Holder. Unless otherwise indicated in a Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. To the extent required, specific information regarding the Shares will be set forth in a Prospectus Supplement.

       The Selling Security Holder and any brokers, dealers, agents or others that participate with the Selling Security Holder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or fees received by such persons and any profit on the resale of the Shares purchased by such persons may be deemed to be underwriting commissions or discounts under the Securities Act.

       Agents may be entitled under agreements entered into with the Selling Security Holder to indemnification against certain civil liabilities, including liabilities under the Securities Act.

ORIGINAL ISSUANCE OF THE SHARES

       Under the terms of the Agreement, the Shares were issued to Crown on May 25, 1994. See "Selling Security Holder". In the Agreement, BMG agreed to use its best efforts to register for resale by Crown the Shares under the Securities Act and to maintain the effectiveness of such registration until all of such Shares have been disposed of or are otherwise free from all resale restrictions, but in no event for a period of more than two years from the date of issuance of the Shares. The Registration Statement was filed by BMG with the Commission in order to satisfy such requirements in the Agreement. The Agreement contains indemnification provisions whereby
(i) Crown agreed to indemnify BMG against any losses, claims, damages or liabilities that arise out of or are based upon (a) any failure by Crown to comply with certain covenants and agreements contained in the Agreement relating to the Shares or (b) any untrue statement contained in the Registration Statement or in this Prospectus if such untrue statement was made in reliance and in conformity with written information furnished by Crown specifically for use in the preparation of the Registration Statement or in this Prospectus and (ii) BMG agreed to indemnify Crown against any losses, claims, damages or liabilities that arise out of or are based upon any untrue statement contained in the Registration Statement or in this Prospectus except to the extent such losses, claims, damages or liabilities arise out of or are based upon those matters described in (a) or (b) above. Such indemnification also covers legal or other expenses reasonably incurred in connection with investigating or defending any action or proceeding in respect of such loss, claim, damage or liability. The Agreement also provides that Crown may assign its registration rights to not more than three transferees of the Shares, provided that each such transferee agrees in writing with BMG to be bound by and comply with the provisions of the Agreement respecting registration rights.

                                  LEGAL OPINION

       Certain legal matters in connection with the Shares offered hereby will be passed upon for BMG by James A. Brooks, Associate General Counsel and Assistant Secretary of BMG.

                                     EXPERTS

       The consolidated financial statements and financial statement schedules of the Company included in BMG's Annual Report on Form 10-K for the year ended December 31, 1993, incorporated by reference in this Prospectus, have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report with respect thereto. In that report, that firm states that with respect to certain subsidiaries of BMG its opinion is based on the reports of other independent public accountants, namely Coopers & Lybrand and

                                     9
Moreno Munoz y Cia. The consolidated financial statements and financial statement schedules of the Company included in BMG's Annual Report on Form 10-K for the year ended December 31, 1993, have been incorporated herein by reference in reliance upon the authority of all of those firms as experts in giving said reports.

                                  PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       All expenses (other than underwriting discounts and commissions and fees and expenses of legal or other advisers to the Selling Security Holder) in connection with the offering described in this Registration Statement will be paid by BMG. Such expenses are estimated (other than the Commission's registration fee) as follows:

            Securities and Exchange Commission
            Registration fee.................................. $ 1,522
            Printing expenses.................................       0
            Accounting fees and expenses......................  10,000
            Legal fees and expenses...........................  10,000
            Blue Sky qualification fees and expenses..........   8,000
            Miscellaneous.....................................   1,478
                  Total....................................... $31,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Article VII of the Amended Bylaws of BMG provides for the indemnification of officers and directors of BMG to the extent authorized by the Nevada Revised Statutes. Pursuant to Section 78.751 of the Nevada Revised Statutes, BMG generally has the power to indemnify its present and former directors, officers, employees and agents against expenses, judgments and amounts paid in settlements incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of BMG and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is finally adjudged to be liable to BMG or for amounts paid in settlement, unless and only to the extent the court determines that indemnification is appropriate. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

       Section 78.751 of the Nevada Revised Statutes also enables a corporation to purchase and maintain insurance for its present and former directors, officers, employees and agents. Accordingly, BMG has provided liability insurance for each director and officer for certain losses arising from claims or charges made against him while acting in his capacity as a director or officer of BMG, including liabilities under federal securities laws.

       The above discussion of BMG's Amended Bylaws and of Section 78.751 of the Nevada Revised Statutes is not intended to be exhaustive and is respectively qualified in its entirety by such Amended Bylaws and statute.

       Additionally, Article Tenth of BMG's Restated Articles of
Incorporation limits the liability of BMG's directors and officers under certain circumstances. Article Tenth states:

            No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer occurring on or after April 28, 1987; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omission prior to such repeal or modification.

                                   II-1
ITEM 16.  EXHIBITS

EXHIBIT NO.                         DOCUMENT
*4(a)     -- Restated Articles of Incorporation of BMG as amended
             and restated through May 11, 1988 (Exhibit 4(a) to BMG's Registration Statement on Form S-3 dated January 16, 1994; Registration No.
             33-51921).

*4(b)     -- Certificate of Resolution Establishing Designation,
             Preferences and Rights of $3.25 Convertible Preferred Stock (Exhibit 4(b) to BMG's Registration Statement on Form S-3 dated January 16, 1994; Registration No. 33-51921).

*4(c)     -- Bylaws of BMG as amended through April 27, 1988 (Exhibit
             3(b) to BMG's Quarterly Report on Form 10-Q for the quarter ended March 31, 1988; File No. 1-9666).

*4(d)(1)  -- Rights Agreement, dated November 10, 1988, between BMG and
             NCNB Texas National Bank, as Rights Agent (Exhibit to BMG's
             Form 8 filed with the Commission on November 30, 1988 amending BMG's Report on Form 8-K dated November 21, 1988; File No. 1-9666).

*4(d)(2)  -- First Amendment to Rights Agreement, dated July 30, 1992, between the Company and The Bank of New York, as successor Rights Agent (Exhibit 4(a)(2) to the Company's Annual Report on Form 10-K for the year ended December 31, 1992; File No. 1-9666).

*4(e)     -- Specimen Stock Certificate for the Common Stock of BMG
             (Exhibit 4(b) to BMG's Annual Report on Form 10-K for the year ended December 31, 1988; File No. 1-9666).

 5        -- Opinion  of  James  A.  Brooks,   Associate  General  Counsel  and
             Assistant Secretary of BMG.

23(a)     -- Consent of Arthur Andersen & Co.

23(b)     -- Consent of Coopers & Lybrand.

23(c)     -- Consent of Moreno Munoz y Cia.

23(d)     -- Consent of James A. Brooks, Associate General Counsel
             and Assistant Secretary of BMG (included in his opinion filed as Exhibit 5).

24        -- Powers of Attorney.

- --------------
* Incorporated by reference as indicated.

ITEM 17.  UNDERTAKINGS

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, THE STATE OF TEXAS, ON JULY 7, 1994.

                                     BATTLE MOUNTAIN GOLD COMPANY



                                     By:   /s/  KARL E. ELERS
                                           (KARL E. ELERS, CHAIRMAN OF THE
                                           BOARD AND CHIEF EXECUTIVE OFFICER)

       PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                          TITLE                DATE


                                  Chairman of the Board, Chief
         /s/ KARL E. ELERS       Executive Officer and Director
             -------------       (Principal Executive Officer)     July 7, 1994
             (KARL E. ELERS)

                                  Vice President--Finance and
                                    Chief Financial Officer
      /s/ R. DENNIS O'CONNELL        (Principal Financial
          -------------------       and Accounting Officer)        July 7, 1994
         (R. DENNIS O'CONNELL)

          DOUGLAS J. BOURNE*
           DELO H. CASPARY*
         CHARLES E. CHILDERS*
           JACK R. CROSBY*
         JAMES H. ELDER, JR.*               Directors
           RODNEY L. GRAY*
             TED H. PATE*
        KENNETH R. WERNEBURG*
           WILLIAM A. WISE*

*By:     /s/ KARL E. ELERS
   (KARL E. ELERS, ATTORNEY-IN-FACT)                               July 7, 1994

                                  EXHIBIT INDEX

EXHIBIT NO.                         DOCUMENT
*4(a)    -- Restated Articles of Incorporation of BMG as amended and restated
            through May 11, 1988 (Exhibit 4(a) to BMG's Registration Statement on Form S-3 dated January 16, 1994; Registration
            No. 33-51921).

*4(b)    -- Certificate of Resolution Establishing Designation, Preferences
            and Rights of $3.25 Convertible Preferred Stock (Exhibit 4(b) to BMG's Registration Statement on Form S-3 dated January 16, 1994; Registration No. 33-51921).

*4(c)    -- Bylaws of BMG as amended through April 27, 1988 (Exhibit 3(b) to
            BMG's Quarterly Report on Form 10-Q for the quarter ended
            March 31, 1988; File No. 1-9666).

*4(d)(1) -- Rights Agreement, dated November 10, 1988, between BMG and NCNB Texas National Bank, as Rights Agent (Exhibit to BMG's Form 8 filed with the Commission on November 30, 1988 amending BMG's Report on Form 8-K dated November 21, 1988;
            File No. 1-9666).

*4(d)(2) -- First Amendment to Rights Agreement, dated July 30, 1992, between the Company and The Bank of New York, as successor Rights Agent (Exhibit 4(a)(2) to the Company's Annual Report on Form 10-K for the year ended December 31, 1992; File No. 1-9666).

*4(e)    -- Specimen Stock Certificate for the Common Stock of BMG
            (Exhibit 4(b) to BMG's Annual Report on Form 10-K for the year ended December 31, 1988; File No. 1-9666).

 5       -- Opinion  of  James  A.  Brooks,   Associate   General  Counsel  and
            Assistant Secretary of BMG.

23(a)    -- Consent of Arthur Andersen & Co.

23(b)    -- Consent of Coopers & Lybrand.

23(c)    -- Consent of Moreno Munoz y Cia.

23(d)    -- Consent of James A. Brooks, Associate General Counsel and
            Assistant Secretary of BMG (included in his opinion filed as Exhibit 5).

24       -- Powers of Attorney.

- --------------
* Incorporated by reference as indicated.